EXHIBIT H

A COMPARISON OF GOVERNING INSTRUMENTS
 OF THE MONEY MARKET PORTFOLIOS

     This Exhibit compares some of the more significant provisions of the New Declaration of the Money Market Portfolios (the “Trust”) with its Current Declaration. This is only a summary of the significant changes included in the New Declaration; complete copies of the proposed New Declaration is included in Exhibits G.

1. Shareholder Investments

Issuing and Reacquiring Shares

     The Current Declaration generally provides that the Board shall authorize the consideration for which new Shares may be issued, but does not address the treatment of reacquired Shares. The New Declaration provides that the Trustees shall have the power to issue Shares of the Trust, or any series and class, for consideration paid wholly or partly in cash, securities or other property. The Trust may also reacquire and hold Shares as treasury Shares, reissue reacquired Shares for such consideration and on such terms as the Trustees may determine, or cancel reacquired Shares. The Trustees may classify or reclassify any Shares that are reacquired. The Trust and any series may also acquire, hold, sell and otherwise deal in, for purposes of investment or otherwise, the Shares of any other series of the Trust, and such Shares shall not be deemed treasury Shares or cancelled.

Redemptions In Kind

     The Current Declaration and the New Declaration both provide that redemptions may be made in kind or partially in cash and partially in kind. The Trustees or the authorized officers shall have absolute discretion as to what securities shall be distributed in kind and in what amounts. Under the New Declaration, the securities shall be valued for purposes of distribution at the value at which they were appraised in computing the then-current net asset value of the Shares, provided that any Shareholder who cannot legally acquire the securities to be distributed in kind shall receive cash to the extent permitted by the 1940 Act. The New Declaration further provides that Shareholders shall bear the expenses of in kind transactions including transfer agency fees, custodian fees and costs of disposition of such securities. Both the Current Declaration and the New Declaration provide that redemptions in cash shall be made within seven days and that redemptions may be made all or partly in kind. The New Declaration further provides that the portfolio securities distributed in a redemption in kind shall be delivered as promptly as possible after taking into account any necessary transfers of the securities on the books of the issuer companies, which may not necessarily occur within the seven-day period.

Separation of Assets and Liabilities

     Consistent with the DSTA, both the Current Declaration and the New Declaration specifically provide that each series of the Trust shall be separate and distinct from any other series of the Trust, shall maintain separate and distinct records on the books of the Trust, and shall hold and account for the assets and liabilities belonging to the series separately from the assets and liabilities of the Trust or any other series. Each class of a series shall also be separate and distinct from any other class of the series. The Current and New Declaration further provide that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall only be enforceable against the assets held with respect to that series, and not against the assets of any other series or the Trust generally. Similarly, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series shall be enforceable against the assets held with respect to a series.

Dividends and Distributions

     The New Declaration has certain provisions relating to dividends and distributions that are not specifically provided for in the Current Declaration. Among these are provisions in the New Declaration that dividends and distributions may vary between the classes to reflect differing allocations of the expenses of the Trust between the classes. The New Declaration also provides that the right of Shareholders to receive dividends or other distributions on Shares of any class may be set forth in a plan adopted by the Trustees pursuant to the 1940 Act. Under the New Declaration, dividends and distributions may be paid in cash, kind or in Shares. Before payment of any dividend, the Trustees may set aside out of any funds available for dividends a reserve fund to meet contingencies, for equalizing dividends, for repairing or maintaining Trust property, or for such other lawful purpose that the Trustees deem to be in the best interests of the Trust. The Trustees may also abolish any such reserve in the same manner that the reserve was created.

Record Dates for Dividends and Distributions

     The Current Declaration provides that, for the purpose of determining the Shareholders who are entitled to receive payment of any dividend or distribution, the Trustees may fix a record date, which shall be prior to the payment date of the dividend or distribution. The New Declaration provides that, for the purpose of determining the Shareholders who are entitled to receive a dividend or distribution (other than in connection with a dissolution of the Trust or a series, a merger, consolidation, conversion, reorganization, or similar transactions), the Trustees may: (i) fix a record date, which shall not precede the date that the resolution fixing the record date is adopted, and which shall not be more than 60 days before the payment date of the dividend or distribution; (ii) adopt standing resolutions fixing record dates and related payment dates at periodic intervals of any duration; and/or (iii) delegate to appropriate officers the determination of the periodic record or payment dates of the dividend or distribution.

Closing Shareholder Accounts

     The Current Declaration provides that the Trust shall have the right, at its option, to redeem Shares of any Shareholder: (i) if the Shareholder owns Shares of a series having an aggregate net asset value of less than an amount determined by the Trustees prior to the acquisition of the Shares; (ii) if the Shareholder owns Shares of a series greater than a percentage of the outstanding Shares of that series determined by the Trustees; or (iii) if the Shareholder owns Shares greater than a percentage of the outstanding Shares of the Trust or any series determined by the Trustees. The New Declaration provides that, subject to the 1940 Act, the Trustees may authorize the closing of any Shareholder account, subject to such conditions as may be established by the Trustees.

Appraisal and Dissenters’ Rights

     The New Declaration contains a provision not included in the Current Declaration explicitly stating that no Shareholder has a right to relief as a dissenting Shareholder for any Trust action or proposal.

2. Dissolution and Combinations of Trusts, Series and Classes

Termination of the Trust

     The Current Declaration provides that the Trust may be terminated at any time by vote of a majority of the Shares of each series entitled to vote, voting separately by series, or by the Trustees by written notice to the Shareholders. The New Declaration provides that the Trust shall be dissolved: (i) upon the vote of not less than a majority of the Shares of the Trust cast at a meeting where a quorum is present; (ii) at the discretion of the Trustees, either (A) at any time there are no Shares outstanding of the Trust, or (B) upon prior written notice to the Shareholders of the Trust; or (iii) upon the occurrence of a dissolution or termination event pursuant to any other provisions of the New Declaration, including a merger, consolidation, conversion or reorganization of the Trust into another entity or pursuant to any other provision of the New Declaration or the DSTA.

Dissolution of Series and Classes

     The Current Declaration provides that series and classes may be dissolved by the Trustees when there are no Shares outstanding, or that a series may be terminated by the vote of a majority of the Shares of that series or by the Trustees by written notice to the Shareholders of that series. The New Declaration provides that a series shall be dissolved upon the occurrence of certain dissolution events, including a merger, consolidation, conversion or reorganization of the series into another entity. In addition, the Trustees may terminate any particular series or class: (i) upon approval by a majority of votes cast at a meeting where a quorum of Shareholders of the series or class are present, or by action of the Shareholders of the series or class by written consent without a meeting; or (ii) at the discretion of the Trustees, either (A) at any time there are no Shares of the series or class outstanding, or (B) upon prior written notice to the Shareholders of the series or class. When a series is dissolved, every class of that series is also deemed to be dissolved; when a Trust is dissolved, every series of that Trust is also deemed to be dissolved. Each resolution of the Trustees on these matters is considered to be incorporated by reference into the New Declaration upon adoption.

Combination of Assets and Liabilities

     The Current Declaration provides that the Trustees shall have the authority, without the approval of Shareholders (unless otherwise required by applicable law), to combine the assets and liabilities of two or more series into assets and liabilities of a single series. The New Declaration contains a similar provision, but also requires that, upon the completion of the combination, the interest of each Shareholder in the assets and liabilities of the combined series must equal the Shareholder’s aggregate interest in the assets and liabilities of the individual series that were combined.

Mergers, Consolidations, Conversions and Reorganizations

     Under the Current Declaration, a merger, consolidation, Share conversion or Share exchange must be authorized by vote of a majority of the outstanding Shares of the Trust, as a whole, or any affected series. The New Declaration provides that the Trustees, by vote of a majority of the Trustees, may cause the Trust to merge or consolidate with one or more statutory trusts or other business entities. Any merger or consolidation shall not require a Shareholder vote unless required by the 1940 Act. The Trustees must provide at least 30 days’ prior written notice to Shareholders of the merger or consolidation. Any agreement of merger or consolidation may, without a Shareholder vote (unless required by applicable law), affect any amendment to the New Declaration or the by-laws or affect the adoption of a new governing instrument if the Trust is the surviving or resulting statutory trust in the merger or consolidation, and these amendment or new governing instrument shall be effective at the effective time or date of the merger or consolidation.

     The New Declaration also provides that the Trustees, by vote of a majority of the Trustees, may cause: (i) the Trust to convert to another business entity formed or organized under the laws of the State of Delaware; (ii) the Shares of the Trust or any series to be converted into beneficial interests in another Trust (or series) created pursuant to the New Declaration, or (iii) the Shares to be exchanged under or pursuant to any state or federal statute to the extent permitted by law. A statutory conversion, Share conversion or Share exchange does not require a Shareholder vote unless required by the 1940 Act. The Trustees must provide at least 30 days’ prior written notice to Shareholders of any conversion or exchange of Shares.

     The New Declaration further states that the Trustees, by vote of a majority of the Trustees, may cause the Trust to sell, convey and transfer all or substantially all of the assets of the Trust or all or substantially all of the assets of a series, to: (i) another trust, statutory trust, partnership, limited partnership, limited liability company, corporation or other association organized under the laws of any state; (ii) one or more separate series of those entities; or (iii) to another series of the Trust. These sales, conveyances or transfers may be in exchange for cash, shares or other securities (including Shares of another series of the Trust). The sale, conveyance or transfer may be made either: (i) subject to the assumption of the liabilities of the Trust or series whose assets are being transferred; or (ii) not subject to the assumption of such liabilities. Any such sale, conveyance and transfer shall not require the vote of the Shareholders unless required by the 1940 Act. The Trustees shall provide at least 30 days’ prior written notice to Shareholders of any such sale of assets.

     Finally, the New Declaration provides that the Board of Trustees shall have the authority, without Shareholder approval (unless otherwise required by applicable law), to combine, merge or otherwise consolidate the Shares of two or more classes of Shares of a series into a single class of Shares of the series. The single class shall have the designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other characteristics as the Trustees may determine. The Trustees must provide written notice to the affected Shareholders of the transaction. These transactions may be effected through share-for-share exchanges, transfers or sales of assets, Shareholder in kind redemptions and purchases, exchange offers, or any other method approved by the Trustees.

3. Shareholder Meetings and Voting

Record Dates for Shareholders’ Meetings

     The Current Declaration provides that, to determine the Shareholders of any series (or class) who are entitled to vote at a Shareholders’ meeting, the Trustees may fix a record date that is not more than 90 days before the Shareholders’ meeting. The New Declaration provides that, to determine the Shareholders entitled to notice of, and to vote at, any Shareholders’ meeting, the Trustees may fix a future record date that is not more than 120 days nor less than 10 days before the meeting. The New Declaration further provides that in order to determine the Shareholders entitled to vote on any action without a meeting, the Trustees may fix a future record date that is not more than 30 days after the date of the resolution fixing the record date. A determination of Shareholders entitled to notice of, or to vote at, a Shareholders’ meeting shall apply to any adjournment of the meeting, although the Board of Trustees may fix a new record date for the adjourned meeting. The Board must fix a new record date for any meeting that is adjourned for more than 60 days from the date of the original meeting.

Voting by Series and Class

     The Current Declaration provides that all Shares of the Trust entitled to vote on a matter shall vote separately by series or, if applicable, by class. That is, the Shareholders of each series (or class) have the right to approve or disapprove matters affecting the Trust and each respective series (or class) as if the series (or classes) were separate companies. There are exceptions to these voting provisions, such as allowing the Trust’s Shares to be voted in the aggregate if required or permitted by the 1940 Act.

     The New Declaration, by contrast, provides that all Shares of the Trust entitled to vote on a matter shall vote in the aggregate without differentiation between the Shares of the separate series, if any, or separate classes, if any. If the 1940 Act or other applicable law or regulation requires voting by series or by class, then the Shares of the Trust shall vote as required by the law or regulation.

4. Trustees

Delegation of Trustee Powers

     The Current Declaration provides that the Board of Trustees may delegate its authority to: (i) any officer of the Trust; (ii) any committee of the Trust; (iii) any agent or employee of the Trust; or (iv) any custodian, transfer, dividend disbursing, shareholder servicing agent, principal underwriter, investment adviser, or other service provider. The New Declaration also permits the Board to delegate authority to these persons or entities, as well as to any Trustee.

Removal of Trustees

     The Current Declaration provides that a majority of Trustees may remove a Trustee with or without cause. A Trustee may also be removed at any meeting of Shareholders by a vote of two-thirds of the outstanding Shares of a Trust. A meeting of Shareholders for the purpose of electing or removing one or more Trustees may be called: (i) by the Trustees upon their own vote; or (ii) upon the demand of Shareholders owning 10% or more of the Shares of the Trust in the aggregate. The New Declaration provides that any Trustee may be removed, with or without cause, by the Board, by action of a majority of the Trustees then in office, or by the vote of Shareholders at any meeting called for that purpose.

5. Shareholder and Agent Liability and Indemnification

Shareholder Liability

     The New Declaration states that, as provided in the DSTA, Shareholders shall be entitled to the same limitation of personal liability as that extended to stockholders of a private corporation organized for profit under the General Corporation Law of the State of Delaware (such corporate stockholders are typically only potentially liable for payment of the unpaid portion of any stock, which would be unlikely to occur in the context of investment companies). The New Declaration further provides that no Shareholder as such shall be subject to any personal liability to any person in connection with Trust property or the acts, obligations or affairs of the Trust. The Current Declaration does not specifically address these points, although they were already provided for under the DSTA.

Indemnification of Shareholders

     The Current Declaration does not have a provision that is included in the New Declaration withholding indemnification from a Shareholder who becomes subject to a claim because of the Shareholder’s own actions or omissions (other than where the claim relates exclusively to his or her having been a Shareholder of the Trust), or for: (i) any taxes due or paid by reason of the Shareholder’s ownership of any Shares; or (ii) expenses charged to a Shareholder.

Trustee/Agent Liability

     The Current Declaration provides that anything issued, executed or done by the Trustees in connection with the Trust shall be conclusively deemed to have been issued, executed or done by them only in their capacity as Trustees, and no Trustee shall be personally liable as a result. A Trustee shall be liable to the Trust or any Shareholder solely for his or her own willful misfeasance, bad faith, gross negligence or reckless disregard of her duties (such conduct is often referred as “disqualifying conduct”), and not for errors of judgment or mistakes of facts or law.

     The New Declaration provides that an agent (including a past or present officer or Trustee) shall be liable to the Trust or to any Shareholder only for: (i) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing; or (ii) such agent’s own disqualifying conduct, and for nothing else. The New Declaration further provides no agent of the Trust, when acting in such capacity, shall be personally liable to any person (other than the Trust or a Shareholder) for any act, omission or obligation of the Trust or any Trustee.

     The New Declaration also provides that the Trustees and officers of the Trust shall be protected from liability for actions taken in good faith reliance on the Trust’s records and accounts, an opinion of counsel, reports of the investment adviser or principal underwriter of the Trust, or other experts selected by the Trustees with reasonable care, even if the expert or counsel is a Trustee. In addition, an agent of the Trust shall not be deemed negligent for failure to collect dividends or interest on emerging market securities or for imposition of exchange controls by a foreign government.

Indemnification of Agents

     Both the Current Declaration and the New Declaration provide that, in the absence of disqualifying conduct, the Trustees may be indemnified by the Trust, for which the Trust may obtain insurance. The Current Declaration, however, does not have provisions that are included in the New Declaration making indemnification available to an agent if the agent acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe the agent’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not of itself create a presumption that the agent did not act in good faith or that the agent had reasonable cause to believe that the conduct was unlawful. If the agent is found to be liable in the performance of his or her duty to the Trust or the Shareholders, indemnification shall be made only to the extent that the applicable court determines that, in view of all the circumstances, the agent was not liable by reason of disqualifying conduct. The Trust must determine that indemnification of the agent is proper under the circumstances by: (i) a final decision on the merits by a court or other applicable body that the agent was not liable by reason of disqualifying conduct (including, but not limited to, dismissal of the case against the agent for insufficiency of evidence of any disqualifying conduct); or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the agent was not liable by reason of disqualifying conduct, by (A) the vote of a majority of a quorum of the Trustees who are not (1) “interested persons” of the Trust as defined by the 1940 Act, (2) parties to the proceeding, or (3) parties who have any economic or other interest in connection with the specific case; or (B) by a written opinion of independent legal counsel.

Advancement of Expenses

     The Current Declaration does not have a provision that is included in the New Declaration permitting expenses incurred by an agent in defending any proceeding to be advanced by the Trust before the final disposition of the proceeding upon receipt of an undertaking by the agent to repay the advance if it is ultimately determined that the agent is not entitled to be indemnified. In addition, one of the following conditions for the advancement of expenses must be met: (i) the agent must provide a security for his or her undertaking; (ii) the Trust must be insured against losses arising from the advance; or (iii) a majority of a quorum of the disinterested, non-party Trustees, or an independent legal counsel in a written opinion, must determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the agent ultimately will be found entitled to indemnification.

6. Other Items

Amendments to Governing Instruments

     Both the Current Declaration and the New Declaration may be amended by a majority of Trustees and, if required by law, with Shareholder approval. Under the Current Declaration and the New Declaration, shareholder approval of amendments requires the affirmative vote of a majority of votes cast at a meeting at which a quorum is present.

Derivative Actions

     The Current Declaration does not have a provision that is included in the New Declaration requiring Shareholders to first make a pre-suit demand upon the Trustees before bringing a derivative action on behalf of the Trust, unless an effort to cause the Trustees to bring the action is excused. A demand on the Trustees shall only be excused if a majority of the Trustees, or a majority of any committee established to consider the merits of the action, has a material personal financial interest in the action. A Trustee shall not be deemed to have a material personal financial interest in an action or otherwise be disqualified from ruling on a Shareholder demand by virtue of the Trustee receiving remuneration for his or her service on the Board or on the boards of one or more investment companies with the same or an affiliated investment adviser or underwriter.

Use of Names

     The Current Declaration has a provision by which the Board of Trustees expressly agrees and acknowledges that the names “Franklin,” and “Templeton” are the sole property of Franklin Resources, Inc. (“FRI”). The New Declaration adds “Fiduciary Trust” and “Institutional Fiduciary Trust” to this list.